Exhibit 99.2


                                                    For Further
                                                    Information Contact:

                                                    David Lilly
                                                    Kekst and Company for
                                                    Cypress Group & HomeRuns.com
                                                    212-521-4800

                                                    Charles H. Crockett

                                                    Hannaford Bros. Co.
                                                    207-885-2349

                                                    FOR IMMEDIATE RELEASE
                                                    February 14, 2000


             HANNAFORD COMPLETES SALE OF MAJORITY INTEREST IN HOMERUNS.COM

     Scarborough, Maine: Hannaford Bros. Co. (NYSE-HRD), multi-regional food retailer, reported today that it has completed the sale of a majority interest in HomeRuns.com. Hannaford sold the majority interest in its internet-based grocery delivery service to The Cypress Group L.L.C., a New York-based private equity firm, through a $100 million investment and recapitalization.

Hannaford will retain an undisclosed minority interest in HomeRuns.com and will no longer reflect the operating results of HomeRuns.com in its income statements. Hannaford will continue to supply HomeRuns.com under a wholesale supply agreement.

Hugh G. Farrington, President and Chief Executive Officer, said, "This sale is an ideal solution for us. It allows HomeRuns.com to grow, our operating results are no longer penalized, and, more importantly, we stay connected and continue to learn about e-commerce."

     The Cypress Group manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark USA, Inc.; Amtrol Holdings, Inc.; Scotsman Holdings; Genesis Health Ventures, Inc.; FNC Holdings, Inc., parent of Frank's Nursery & Crafts, Inc.; WESCO International, Inc.; ClubCorp, Inc.; Danka Business Systems PLC.; and HomeRuns.com.